Exhibit 99

Piper Jaffray Companies Reports Second Quarter 2019 Results
MINNEAPOLIS–July 26, 2019–Piper Jaffray Companies (NYSE: PJC) today announced its results for the second quarter ended June 30, 2019.
"We delivered solid performance in the second quarter and strong first half results reflecting the strength and diversity of our franchise. We expect this momentum to continue, positioning us for a robust second half of the year,” said Chad R. Abraham, chief executive officer. “We took important strategic actions in the first half of the year with our announced acquisitions of Sandler O'Neill and Weeden & Co., which add significant capabilities across our businesses and positions us for continued growth, and to deliver strong shareholder returns.”

	Second Quarter 2019 Results
	U.S. GAAP			Adjusted (1)
(Dollars in millions, except per share data)	Q2	vs.	vs.	Q2	vs.	vs.
	2019	Q1-19	Q2-18	2019	Q1-19	Q2-18
Net revenues	$172.4	-6%	6%	$162.8	-11%	0%
Net income applicable to Piper Jaffray Companies	$10.4	-47%	67%	$19.0	-14%	53%
Earnings per diluted common share	$0.72	-45%	67%	$1.32	-13%	61%
(1) A non-U.S. GAAP ("non-GAAP") measure. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." We believe that presenting our results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods.

FINANCIAL & BUSINESS HIGHLIGHTS

•
Results in the quarter declined sequentially as the first quarter of 2019 represented one of our strongest starts to the year driven by advisory services. Compared to the prior year period, increased net income and earnings were driven by lower operating expenses.

•	Results on a year-to-date basis reflect strong relative performance across several of our businesses.

•	Net revenues of $355 million and adjusted net revenues of $345 million for the first half of 2019, increased 11% and 8%, respectively, compared to the first half of 2018.

•	Earnings of $2.02 per diluted share and adjusted earnings of $2.83 per diluted share for the first half of 2019, increased 115% and 33%, respectively, compared to the prior year period.

•
The operating results of Advisory Research, Inc. ("ARI"), our traditional asset management business that is held-for-sale, are no longer included in our adjusted, non-GAAP results and have been reclassified to discontinued operations for all periods presented.

•	The impact of reclassifying our asset management business to discontinued operations reduced net revenues by $9 million in the second quarter of 2019 on both a U.S. GAAP and adjusted basis.

STRATEGIC UPDATES

•	On July 9, 2019, we announced the signing of a definitive merger agreement with Sandler O'Neill + Partners, L.P. ("Sandler O'Neill").

•	Merger adds the leading financial services investment bank with approximately $300 million of annual revenues to our platform.

•	Upon closing, which is expected to occur in January 2020, the combined firm will be named Piper Sandler Companies.

•	The pending acquisition of Weeden & Co., L.P. ("Weeden & Co."), an equity execution broker-dealer for institutional clients, is expected to close August 2, 2019.

•	Builds a market-leading equities business by combining Weeden & Co.'s award-winning trading capabilities and products with our strong equity research franchise.

•	During the quarter, we announced the pending sale of ARI through two separate transactions, which are subject to certain closing conditions, including client consents.

TALENT

•	Strengthened our healthcare investment banking franchise during the quarter with the hiring of two managing directors focused on biotechnology.

CAPITAL RETURNED

•	Returned $75.4 million to shareholders on a year-to-date basis through dividends and share repurchases.

•	Paid an aggregate of $25.2 million, or $1.76 per share, through quarterly dividends and the annual special dividend.

•	Repurchased approximately 697,000 shares of common stock, or $50.2 million, at an average price of $72.07 per share.

•	Declared a quarterly cash dividend of $0.375 per share to be paid to shareholders of record as of August 23, 2019.

U.S. GAAP SELECTED FINANCIAL DATA
The following summarizes our results on a U.S. GAAP basis:

	Three Months Ended					Six Months Ended
(Dollars in thousands, except earnings per share)	June 30,	Mar. 31,	June 30,	% Change vs.		June 30,	June 30,	%
	2019	2019	2018	Q1-19	Q2-18	2019	2018	Change
Net revenues
Advisory services	$75,238	$114,879	$77,214	-35%	-3%	$190,117	$152,543	25%
Equity financing	25,784	13,527	30,038	91%	-14%	39,311	67,680	-42%
Debt financing	18,204	13,082	16,851	39%	8%	31,286	24,537	28%
Investment banking	119,226	141,488	124,103	-16%	-4%	260,714	244,760	7%

Equity brokerage	15,775	15,714	19,141	0%	-18%	31,489	37,147	-15%
Fixed income brokerage	20,083	23,679	18,539	-15%	8%	43,762	34,923	25%
Institutional brokerage	35,858	39,393	37,680	-9%	-5%	75,251	72,070	4%

Investment income	17,801	1,899	2,410	837%	639%	19,700	7,012	181%
Other financing expenses	(467)	(238)	(1,832)	96%	-75%	(705)	(3,619)	-81%

Net revenues	$172,418	$182,542	$162,361	-6%	6%	$354,960	$320,223	11%

Operating expenses
Compensation and benefits	$102,476	$117,127	$109,256	-13%	-6%	$219,603	$217,623	1%
Non-compensation expenses	49,017	42,278	48,218	16%	2%	91,295	89,591	2%

Operating expenses	$151,493	$159,405	$157,474	-5%	-4%	$310,898	$307,214	1%

Pre-tax operating income from continuing operations	$20,925	$23,137	$4,887	-10%	328%	$44,062	$13,009	239%

Ratios and margin
Compensation ratio	59.4%	64.2%	67.3%			61.9%	68.0%
Non-compensation ratio	28.4%	23.2%	29.7%			25.7%	28.0%
Pre-tax operating margin	12.1%	12.7%	3.0%			12.4%	4.1%

Amounts applicable to Piper Jaffray Companies
Net income from continuing operations	$12,555	$19,561	$5,862	-36%	114%	$32,116	$16,480	95%
Net income/(loss) from discontinued operations	(2,166)	(139)	364	N/M	N/M	(2,305)	349	N/M
Net income	$10,389	$19,422	$6,226	-47%	67%	$29,811	$16,829	77%

Earnings per diluted common share	$0.72	$1.32	$0.43	-45%	67%	$2.02	$0.94	115%
N/M – Not meaningful

Net revenues of $172.4 million in the second quarter of 2019 decreased 6% sequentially and increased 6% compared to the year-ago quarter.

•
Advisory services revenues of $75.2 million decreased 35% compared to a strong first quarter of 2019, which was elevated by the closing of a couple large deals. On a year-over-year basis, revenues were essentially flat though the number of completed transactions increased. Our pipeline remains strong and we believe revenues will increase from these levels in the second half of the year.

•
Equity financing revenues of $25.8 million increased 91% compared to the slow first quarter of 2019 which was impacted by the federal government shut down and market volatility in the fourth quarter of 2018. Equity financing revenues declined 14% compared to the year-ago period driven by fewer completed transactions.

•
Debt financing revenues of $18.2 million increased 39% from a slow start to the year. Revenues in the current quarter increased 8% compared to the year-ago period. Municipal market issuance volumes were up sequentially but down on a year-over-year basis. We expect our performance in the second half of the year to increase from these levels given our strong pipeline.

•
Equity institutional brokerage revenues of $15.8 million were flat compared to the first quarter and down 18% compared to the year-ago quarter. The decline from the prior year quarter was driven by lower commissions from client trading as market volatility and volumes were relatively subdued during the quarter.

•
Fixed income institutional brokerage revenues of $20.1 million decreased 15% compared to a strong first quarter of 2019 and increased 8% compared to the year-ago period. The sequential decline in revenues was driven by reduced activity within our municipal business due to lower rates.

•	Investment income of $17.8 million in the quarter relates to investment gains, including amounts attributable to noncontrolling interests, recorded in our merchant banking portfolio.
Compensation ratio of 59.4% in the second quarter of 2019 declined compared to the sequential quarter and prior year period. The compensation ratio in the current quarter was favorably impacted by higher revenue related to noncontrolling interests in our merchant banking portfolio, and lower acquisition-related compensation.
Non-compensation expenses of $49.0 million in the current quarter increased compared to the sequential quarter due to the inclusion of $6.4 million of acquisition-related restructuring and integration costs associated with the pending acquisitions of Weeden & Co. and Sandler O'Neill, and increased deal-related expenses. Non-compensation expenses in the second quarter of 2018 included $3.5 million of restructuring costs related to headcount reductions in our sales and trading businesses.
Pre-tax operating margin was 12.1% in the current quarter down from 12.7% in the first quarter of 2019 driven by a decline in revenues. Pre-tax operating margin in the quarter improved from 3.0% in the year-ago period due to increased revenues and decreased compensation expenses resulting primarily from lower acquisition-related compensation.
Net income and earnings per share from continuing operations of $12.6 million and $0.87, respectively, in the second quarter of 2019 decreased compared to the sequential quarter driven by lower revenues. Compared to the year-ago period, results increased due to lower compensation expenses.

NON-GAAP SELECTED FINANCIAL DATA
The following summarizes our results on an adjusted, non-GAAP basis:

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30,	Mar. 31,	June 30,	% Change vs.		June 30,	June 30,	%
	2019	2019	2018	Q1-19	Q2-18	2019	2018	Change
Adjusted net revenues
Advisory services	$75,238	$114,879	$77,214	-35%	-3%	$190,117	$152,543	25%
Equity financing	25,784	13,527	30,038	91%	-14%	39,311	67,680	-42%
Debt financing	18,204	13,082	16,851	39%	8%	31,286	24,537	28%
Investment banking	119,226	141,488	124,103	-16%	-4%	260,714	244,760	7%

Equity brokerage	15,775	15,714	19,141	0%	-18%	31,489	37,147	-15%
Fixed income brokerage	20,083	23,679	18,539	-15%	8%	43,762	34,923	25%
Institutional brokerage	35,858	39,393	37,680	-9%	-5%	75,251	72,070	4%

Investment income	8,162	1,486	2,848	449%	187%	9,648	6,531	48%
Other financing expenses	(467)	(238)	(1,832)	96%	-75%	(705)	(3,619)	-81%

Adjusted net revenues	$162,779	$182,129	$162,799	-11%	0%	$344,908	$319,742	8%

Adjusted operating expenses
Adjusted compensation and benefits	$101,147	$114,820	$101,919	-12%	-1%	$215,967	$200,082	8%
Adjusted non-compensation expenses	40,780	40,382	45,735	1%	-11%	81,162	84,822	-4%

Adjusted operating expenses	$141,927	$155,202	$147,654	-9%	-4%	$297,129	$284,904	4%

Adjusted pre-tax operating income	$20,852	$26,927	$15,145	-23%	38%	$47,779	$34,838	37%

Adjusted ratios and margin
Adjusted compensation ratio	62.1%	63.0%	62.6%			62.6%	62.6%
Adjusted non-compensation ratio	25.1%	22.2%	28.1%			23.5%	26.5%
Adjusted pre-tax operating margin	12.8%	14.8%	9.3%			13.9%	10.9%

Adjusted amounts applicable to Piper Jaffray Companies
Adjusted net income	$18,982	$22,187	$12,423	-14%	53%	$41,169	$32,707	26%

Adjusted earnings per diluted common share	$1.32	$1.51	$0.82	-13%	61%	$2.83	$2.13	33%
Throughout the press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The non-GAAP financial measures include adjustments to exclude: (1) revenues and expenses related to noncontrolling interests, (2) amortization of intangible assets related to acquisitions, (3) compensation and non-compensation expenses from acquisition-related agreements, (4) acquisition-related restructuring and acquisition integration costs, (5) the impact from remeasuring deferred tax assets resulting from changes to the U.S. federal tax code, (6) the impact of the annual special cash dividend paid in the first quarter on earnings per diluted common share, and (7) discontinued operations. Management believes that presenting results and measures on this adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Adjusted net revenues of $162.8 million in the second quarter of 2019 decreased 11% sequentially driven by lower advisory services revenues.
Adjusted compensation ratio of 62.1% for the current quarter decreased compared to the sequential quarter and year-ago period driven by our mix of business.
Adjusted non-compensation expenses of $40.8 million in the current quarter decreased compared to the second quarter of 2018, which included $3.5 million of restructuring costs related to headcount reductions in our sales and trading businesses.
Adjusted pre-tax operating margin was 12.8% in the current quarter down from 14.8% in the first quarter of 2019 due to lower revenues. Pre-tax operating margin in the quarter improved from 9.3% in the year-ago period due to lower non-compensation expenses.
Adjusted net income and adjusted earnings per share of $19.0 million and $1.32, respectively, in the current quarter declined compared to the first quarter of 2019 due primarily to lower revenues. Results increased compared to the year-ago period primarily due to lower non-compensation expenses.
DISCONTINUED OPERATIONS
Discontinued operations include the operating results of ARI, our traditional asset management business, for all periods presented. The following summarizes the components of discontinued operations:

	Three Months Ended					Six Months Ended
(Amounts in thousands)	June 30,	Mar. 31,	June 30,	% Change vs.		June 30,	June 30,	%
	2019	2019	2018	Q1-19	Q2-18	2019	2018	Change

Net revenues	$9,317	$9,290	$11,121	0%	-16%	$18,607	$22,320	-17%

Operating expenses	7,382	8,139	9,349	-9%	-21%	15,521	19,231	-19%
Intangible asset amortization	4,106	1,359	1,400	202%	193%	5,465	2,801	95%
Restructuring and transaction costs	696	—	—	N/M	N/M	696	—	N/M
Total non-interest expenses	12,184	9,498	10,749	28%	13%	21,682	22,032	-2%

Income/(loss) from discontinued operations before income tax expense/(benefit)	(2,867)	(208)	372	N/M	N/M	(3,075)	288	N/M

Income tax expense/(benefit)	(701)	(69)	8	916%	N/M	(770)	(61)	N/M

Net income/(loss) from discontinued operations	$(2,166)	$(139)	$364	N/M	N/M	$(2,305)	$349	N/M
N/M – Not meaningful
Net loss from discontinued operations of $2.2 million during the second quarter of 2019 was driven by higher intangible asset amortization expense related to impairment of an indefinite-lived intangible asset associated with the ARI trade name, and restructuring and transaction costs. In the first quarter of 2019 and the year-ago period, discontinued operations represented a net loss of $0.1 million and net income of $0.4 million, respectively.

TAXES
For the three and six months ended June 30, 2019, we recorded a tax benefit of $3.5 million and $5.1 million, respectively, related to restricted stock vesting at values greater than the grant price. Excluding the impact of this tax benefit, our non-GAAP effective tax rate was 25.5% and 24.6% for the three and six months ended June 30, 2019, respectively.
CAPITAL
Dividends
On July 26, 2019, our Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.375 per share to be paid on September 13, 2019, to shareholders of record as of the close of business on August 23, 2019.
During the quarter, we paid a quarterly cash dividend of $0.375 per share, totaling $5.2 million.
In the first half of 2019, we returned an aggregate of $25.2 million, or $1.76 per share, to shareholders through regular quarterly dividends and the annual special dividend, which was paid in the first quarter.
Share Repurchases
During the second quarter of 2019, we repurchased approximately 133,000 shares of common stock, or $10.5 million, at an average price of $78.86 per share from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations.
In the first half of 2019, we repurchased approximately 697,000 shares of common stock, or $50.2 million, at an average price of $72.07 per share from restricted stock award recipients selling shares upon the award vesting or to meet their employment tax obligations.
DEAL INFORMATION

	Three Months Ended					Six Months Ended
(Dollars in billions)	June 30,	Mar. 31,	June 30,	% Change vs.		June 30,	June 30,	%
	2019	2019	2018	Q1-19	Q2-18	2019	2018	Change
Client transactions
Advisory deals
Completed (#)	46	35	37	31%	24%	81	73	11%
Aggregate value	$4.8	$11.9	$4.9	-60%	-2%	$16.7	$10.2	64%

Equity financing deals
Bookrun (#)	15	7	15	114%	0%	22	32	-31%
Total (#)	22	12	26	83%	-15%	34	51	-33%

Municipal negotiated issues
Total (#)	134	80	124	68%	8%	214	183	17%
Par value	$3.1	$1.7	$2.4	82%	29%	$4.9	$4.0	23%

ADDITIONAL INFORMATION

	June 30,	Mar. 31,	June 30,
	2019	2019	2018
Human Capital
Full time employees	1,185	1,181	1,209
Investment banking managing directors	92	91	87

Shareholder Information*
Common shareholders’ equity (in millions)	$657.7	$661.3	$685.5

Common shares outstanding (in millions)	13.7	13.5	13.3
Restricted shares outstanding (in millions)	0.5	0.8	1.9
Total shares outstanding (in millions)	14.2	14.3	15.2

Return on average common shareholders’ equity – rolling 12 month **	10.6%	9.5%	1.1%
Adjusted return on average common shareholders’ equity – rolling 12 month †	14.2%	13.1%	12.3%

*	Amounts included in shareholder information reflect continuing and discontinued results.

**
Rolling 12 month return on average common shareholders' equity is computed by dividing net income from continuing operations applicable to Piper Jaffray Companies' for the last 12 months by average monthly common shareholders' equity.

†
Adjusted rolling 12 month return on average common shareholders' equity, a non-GAAP measure, is computed by dividing adjusted net income for the last 12 months by average monthly common shareholders' equity. For a detailed explanation of the components of adjusted net income, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." Management believes that the adjusted rolling 12 month return on average common shareholders' equity provides a meaningful measure of our return on the core operating results of the business.

Conference Call
Chad R. Abraham, chief executive officer; Debbra L. Schoneman, president; and Timothy L. Carter, chief financial officer, will hold a conference call to review the financial results on Friday, July 26, 2019, at 9 a.m. Eastern Time (8 a.m. Central Time). The earnings release will be available on or after July 26, 2019, at the firm's Web site at www.piperjaffray.com. The call can be accessed via webcast or by dialing (888) 810-0209 (toll-free domestic) or (706) 902-1361 (international) and referencing reservation number: 8697371. Callers should dial in at least 15 minutes prior to the call time. A replay of the conference call will be available beginning at approximately noon Eastern Time (11 a.m. Central Time) on July 26, 2019 at the same Web address or by dialing (855) 859-2056 and referencing reservation number: 8697371.
Investor Relations Contact
Tim Carter
Tel: 612 303-5607
timothy.l.carter@pjc.com
About Piper Jaffray
Piper Jaffray is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Through a distinct combination of candid counsel, focused expertise and empowered employees, we deliver insight and impact to each and every relationship. Our proven advisory teams combine deep product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis with offices across the United States and in London, Aberdeen and Hong Kong. www.piperjaffray.com

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for corporate advisory (i.e., M&A), capital markets, and public finance transactions (including our performance in specific sectors), current deal pipelines (or backlogs) for 2019, the size of our anticipated transactions, areas of potential growth and market share gains for the company (e.g., sectors within corporate advisory), economic and market conditions (including the outlook for equity markets, municipal issuance, and the interest rate environment), our recruiting pipeline, the state of our equity and fixed income brokerage and asset management businesses, anticipated financial results generally (including expectations regarding our revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, return on equity, and earnings per share), the level of financial instruments owned (i.e., our securities inventory), our strategic priorities (including growth of investment banking), the payment of our quarterly and special dividends to our shareholders, the expected benefits of our pending acquisitions of Sandler O'Neill and Weeden & Co., or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:

•
revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;

•	our pending acquisition of Sandler O'Neill is subject to certain regulatory approval and other closing conditions, and as a result, the transaction may not close on the expected timing or at all;

•	the pending sale transactions of our asset management business are subject to certain closing conditions, and as a result, these transactions may not close on the expected timing or at all;

•
the expected benefits of our pending acquisitions of Sandler O'Neill and Weeden & Co. may take longer than anticipated to achieve or may not be achieved in their entirety or at all, and will in part depend on our ability to retain and hire key personnel, and the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations;

•
market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;

•
the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;

•
interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets; and,

•	our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2019 Piper Jaffray Companies, 800 Nicollet Mall, Suite 1000, Minneapolis, Minnesota 55402-7020
###

Piper Jaffray Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
(Amounts in thousands, except per share data)	June 30,	Mar. 31,	June 30,	2Q '19	2Q '19	June 30,	June 30,	Percent
	2019	2019	2018	vs. 1Q '19	vs. 2Q '18	2019	2018	Inc/(Dec)
Revenues:
Investment banking	$118,739	$141,061	$123,904	(15.8)%	(4.2)%	$259,800	$244,745	6.2%
Institutional brokerage	32,204	34,965	33,135	(7.9)	(2.8)	67,169	60,829	10.4
Interest	6,863	7,567	8,178	(9.3)	(16.1)	14,430	18,591	(22.4)
Investment income	17,605	1,592	2,243	N/M	684.9	19,197	6,495	195.6
Total revenues	175,411	185,185	167,460	(5.3)	4.7	360,596	330,660	9.1

Interest expense	2,993	2,643	5,099	13.2	(41.3)	5,636	10,437	(46.0)

Net revenues	172,418	182,542	162,361	(5.5)	6.2	354,960	320,223	10.8

Non-interest expenses:
Compensation and benefits	102,476	117,127	109,256	(12.5)	(6.2)	219,603	217,623	0.9
Outside services	8,451	8,571	9,632	(1.4)	(12.3)	17,022	17,702	(3.8)
Occupancy and equipment	8,425	8,349	8,562	0.9	(1.6)	16,774	16,762	0.1
Communications	6,849	7,865	7,250	(12.9)	(5.5)	14,714	15,040	(2.2)
Marketing and business development	8,089	6,738	7,005	20.1	15.5	14,827	13,416	10.5
Deal-related expenses	6,725	4,728	6,166	42.2	9.1	11,453	11,217	2.1
Trade execution and clearance	1,017	1,806	2,028	(43.7)	(49.9)	2,823	4,191	(32.6)
Restructuring and integration costs	6,395	—	3,498	N/M	82.8	6,395	3,498	82.8
Intangible asset amortization	753	753	1,215	—	(38.0)	1,506	2,429	(38.0)
Other operating expenses	2,313	3,468	2,862	(33.3)	(19.2)	5,781	5,336	8.3
Total non-interest expenses	151,493	159,405	157,474	(5.0)	(3.8)	310,898	307,214	1.2

Income from continuing operations before income tax expense/(benefit)	20,925	23,137	4,887	(9.6)	328.2	44,062	13,009	238.7

Income tax expense/(benefit)	(180)	4,192	559	N/M	N/M	4,012	(1,953)	N/M

Income from continuing operations	21,105	18,945	4,328	11.4	387.6	40,050	14,962	167.7

Discontinued operations:
Income/(loss) from discontinued operations, net of tax	(2,166)	(139)	364	N/M	N/M	(2,305)	349	N/M

Net income	18,939	18,806	4,692	0.7	303.6	37,745	15,311	146.5

Net income/(loss) applicable to noncontrolling interests	8,550	(616)	(1,534)	N/M	N/M	7,934	(1,518)	N/M

Net income applicable to Piper Jaffray Companies (a)	$10,389	$19,422	$6,226	(46.5)%	66.9%	$29,811	$16,829	77.1%

Net income applicable to Piper Jaffray Companies’ common shareholders (a)	$10,151	$17,835	$5,522	(43.1)%	83.8%	$27,887	$12,195	128.7%

Continued on the next page

Piper Jaffray Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited) – continued

	Three Months Ended				Percent Inc/(Dec)		Six Months Ended
(Amounts in thousands, except per share data)	June 30,	Mar. 31,		June 30,	2Q '19	2Q '19	June 30,		June 30,		Percent
	2019	2019		2018	vs. 1Q '19	vs. 2Q '18	2019		2018		Inc/(Dec)

Amounts applicable to Piper Jaffray Companies
Net income from continuing operations	$12,555	$19,561		$5,862	(35.8)%	114.2%	$32,116		$16,480		94.9%
Net income/(loss) from discontinued operations	(2,166)	(139)		364	N/M	N/M	(2,305)		349		N/M
Net income applicable to Piper Jaffray Companies	$10,389	$19,422		$6,226	(46.5)%	66.9%	$29,811		$16,829		77.1%

Earnings per basic common share
Income from continuing operations	$0.90	$1.36		$0.40	(33.8)%	125.0%	$2.24		$0.88		154.5%
Income/(loss) from discontinued operations	(0.15)	(0.01)		0.03	N/M	N/M	(0.16)		0.03		N/M
Earnings per basic common share	$0.75	$1.35		$0.43	(44.4)%	74.4%	$2.08		$0.91		128.6%

Earnings per diluted common share (b)
Income from continuing operations	$0.87	$1.33		$0.40	(34.6)%	117.5%	$2.18		$0.91		139.6%
Income/(loss) from discontinued operations	(0.15)	(0.01)		0.03	N/M	N/M	(0.16)		0.03		N/M
Earnings per diluted common share	$0.72	$1.32		$0.43	(45.5)%	67.4%	$2.02		$0.94		114.9%

Dividends declared per common share	$0.38	$1.39	(c)	$0.38	(72.7)%	—%	$1.76	(c)	$2.37	(d)	(25.7)%

Weighted average number of common shares outstanding
Basic	13,588	13,204		13,303	2.9%	2.1%	13,397		13,200		1.5%
Diluted	14,024	13,530		13,438	3.7%	4.4%	13,778		13,411		2.7%
N/M — Not meaningful

(a)
Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of distributed and undistributed earnings to participating securities. No allocation of undistributed earnings is made for periods in which a loss is incurred, or for periods in which cash dividends exceed net income resulting in an undistributed loss. Distributed earnings (e.g., dividends) are allocated to participating securities. Participating securities include the Company’s unvested restricted shares for restricted stock awards granted prior to 2019.

(b)
Earnings per diluted common share is calculated using the basic weighted average number of common shares outstanding for periods in which a loss is incurred, or for periods in which cash dividends exceed net income resulting in an undistributed loss.

(c)
Includes the declaration of a special cash dividend of $1.01 per share and a quarterly cash dividend of $0.375 per share on the Company's common stock for the three months ended March 31, 2019, and the declaration of a special cash dividend of $1.01 per share and two quarterly cash dividends totaling $0.75 per share on the Company's common stock for the six months ended June 30, 2019.

(d)	Includes the declaration of a special cash dividend of $1.62 per share and two quarterly cash dividends totaling $0.75 per share on the Company's common stock for the six months ended June 30, 2018.

Piper Jaffray Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
	June 30,	Mar. 31,	June 30,	2Q '19	2Q '19	June 30,	June 30,	Percent
(Amounts in thousands, except per share data)	2019	2019	2018	vs. 1Q '19	vs. 2Q '18	2019	2018	Inc/(Dec)
Revenues:
Investment banking	$118,739	$141,061	$123,904	(15.8)%	(4.2)%	$259,800	$244,745	6.2%
Institutional brokerage	32,204	34,965	33,135	(7.9)	(2.8)	67,169	60,829	10.4
Interest	6,863	7,567	8,178	(9.3)	(16.1)	14,430	18,591	(22.4)
Investment income	7,966	1,179	2,681	575.7	197.1	9,145	6,014	52.1
Total revenues	165,772	184,772	167,898	(10.3)	(1.3)	350,544	330,179	6.2

Interest expense	2,993	2,643	5,099	13.2	(41.3)	5,636	10,437	(46.0)

Adjusted net revenues (2)	$162,779	$182,129	$162,799	(10.6)%	—%	$344,908	$319,742	7.9%

Non-interest expenses:
Adjusted compensation and benefits (3)	$101,147	$114,820	$101,919	(11.9)%	(0.8)%	$215,967	$200,082	7.9%
Ratio of adjusted compensation and benefits to adjusted net revenues	62.1%	63.0%	62.6%			62.6%	62.6%

Adjusted non-compensation expenses (4)	$40,780	$40,382	$45,735	1.0%	(10.8)%	$81,162	$84,822	(4.3)%
Ratio of adjusted non-compensation expenses to adjusted net revenues	25.1%	22.2%	28.1%			23.5%	26.5%

Adjusted income:
Adjusted income before adjusted income tax expense (5)	$20,852	$26,927	$15,145	(22.6)%	37.7%	$47,779	$34,838	37.1%
Adjusted operating margin (6)	12.8%	14.8%	9.3%			13.9%	10.9%

Adjusted income tax expense (7)	1,870	4,740	2,722	(60.5)	(31.3)	6,610	2,131	210.2

Adjusted net income (8)	$18,982	$22,187	$12,423	(14.4)%	52.8%	$41,169	$32,707	25.9%
Effective tax rate (9)	9.0%	17.6%	18.0%			13.8%	6.1%

Adjusted net income applicable to Piper Jaffray Companies’ common shareholders (10)	$18,504	$20,465	$10,931	(9.6)%	69.3%	$39,041	$28,526	36.9%

Adjusted earnings per diluted common share	$1.32	$1.51	$0.82	(12.6)%	61.0%	$2.83	$2.13	32.9%

Weighted average number of common shares outstanding
Diluted	14,024	13,530	13,438	3.7%	4.4%	13,778	13,411	2.7%
N/M — Not meaningful
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Jaffray Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
(Amounts in thousands, except per share data)	2019	2019	2018	2019	2018

Net revenues:
Net revenues – U.S. GAAP basis	$172,418	$182,542	$162,361	$354,960	$320,223
Adjustments:
Revenue related to noncontrolling interests (11)	(9,639)	(413)	438	(10,052)	(481)
Adjusted net revenues	$162,779	$182,129	$162,799	$344,908	$319,742

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$102,476	$117,127	$109,256	$219,603	$217,623
Adjustments:
Compensation from acquisition-related agreements	(1,329)	(2,307)	(7,337)	(3,636)	(17,541)
Adjusted compensation and benefits	$101,147	$114,820	$101,919	$215,967	$200,082

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$49,017	$42,278	$48,218	$91,295	$89,591
Adjustments:
Non-compensation expenses related to noncontrolling interests (11)	(1,089)	(1,029)	(1,096)	(2,118)	(1,999)
Acquisition-related restructuring and integration costs	(6,395)	—	—	(6,395)	—
Amortization of intangible assets related to acquisitions	(753)	(753)	(1,215)	(1,506)	(2,429)
Non-compensation expenses from acquisition-related agreements	—	(114)	(172)	(114)	(341)
Adjusted non-compensation expenses	$40,780	$40,382	$45,735	$81,162	$84,822

Income from continuing operations before income tax expense/(benefit):
Income from continuing operations before income tax expense/(benefit) – U.S. GAAP basis	$20,925	$23,137	$4,887	$44,062	$13,009
Adjustments:
Revenue related to noncontrolling interests (11)	(9,639)	(413)	438	(10,052)	(481)
Expenses related to noncontrolling interests (11)	1,089	1,029	1,096	2,118	1,999
Compensation from acquisition-related agreements	1,329	2,307	7,337	3,636	17,541
Acquisition-related restructuring and integration costs	6,395	—	—	6,395	—
Amortization of intangible assets related to acquisitions	753	753	1,215	1,506	2,429
Non-compensation expenses from acquisition-related agreements	—	114	172	114	341
Adjusted income before adjusted income tax expense/(benefit)	$20,852	$26,927	$15,145	$47,779	$34,838

Income tax expense/(benefit):
Income tax expense/(benefit) – U.S. GAAP basis	$(180)	$4,192	$559	$4,012	$(1,953)
Tax effect of adjustments:
Compensation from acquisition-related agreements	282	366	1,820	647	4,351
Acquisition-related restructuring and integration costs	1,586	—	—	1,586	—
Amortization of intangible assets related to acquisitions	182	182	300	365	600
Non-compensation expenses from acquisition-related agreements	—	—	43	—	85
Impact of the Tax Cuts and Jobs Act legislation	—	—	—	—	(952)
Adjusted income tax expense	$1,870	$4,740	$2,722	$6,610	$2,131

Continued on next page

Piper Jaffray Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
(Amounts in thousands, except per share data)	2019	2019	2018	2019	2018

Net income applicable to Piper Jaffray Companies:
Net income applicable to Piper Jaffray Companies – U.S. GAAP basis	$10,389	$19,422	$6,226	$29,811	$16,829
Adjustment to exclude net income/(loss) from discontinued operations	(2,166)	(139)	364	(2,305)	349
Net income from continuing operations	$12,555	$19,561	$5,862	$32,116	$16,480

Adjustments:
Compensation from acquisition-related agreements	1,047	1,941	5,517	2,989	13,190
Acquisition-related restructuring and integration costs	4,809	—	—	4,809	—
Amortization of intangible assets related to acquisitions	571	571	915	1,141	1,829
Non-compensation expenses from acquisition-related agreements	—	114	129	114	256
Impact of the Tax Cuts and Jobs Act legislation	—	—	—	—	952
Adjusted net income	$18,982	$22,187	$12,423	$41,169	$32,707

Net income applicable to Piper Jaffray Companies' common shareholders:
Net income applicable to Piper Jaffray Companies' common shareholders – U.S. GAAP basis	$10,151	$17,835	$5,522	$27,887	$12,195
Adjustment to exclude net income/(loss) from discontinued operations	(2,104)	(139)	319	(2,183)	349
Net income from continuing operations	$12,255	$17,974	$5,203	$30,070	$11,846
Adjustment related to participating shares (10)	—	69	—	387	2,561
	12,255	18,043	5,203	30,457	14,407
Adjustments:
Compensation from acquisition-related agreements	1,020	1,790	4,829	2,834	11,473
Acquisition-related restructuring and integration costs	4,672	—	—	4,560	—
Amortization of intangible assets related to acquisitions	557	527	784	1,082	1,595
Non-compensation expenses from acquisition-related agreements	—	105	115	108	223
Impact of the Tax Cuts and Jobs Act legislation	—	—	—	—	828
Adjusted net income applicable to Piper Jaffray Companies' common shareholders	$18,504	$20,465	$10,931	$39,041	$28,526

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$0.72	$1.32	$0.43	$2.02	$0.94
Adjustment to exclude net income/(loss) from discontinued operations	(0.15)	(0.01)	0.03	(0.16)	0.03
Income from continuing operations	$0.87	$1.33	$0.40	$2.18	$0.91
Adjustment related to participating shares (10)	—	—	—	0.02	0.17
	0.87	1.33	0.40	2.20	1.08
Adjustments:
Compensation from acquisition-related agreements	0.07	0.13	0.35	0.21	0.85
Acquisition-related restructuring and integration costs	0.34	—	—	0.33	—
Amortization of intangible assets related to acquisitions	0.04	0.04	0.06	0.08	0.12
Non-compensation expenses from acquisition-related agreements	—	0.01	0.01	0.01	0.02
Impact of the Tax Cuts and Jobs Act legislation	—	—	—	—	0.06
Adjusted earnings per diluted common share	$1.32	$1.51	$0.82	$2.83	$2.13
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Jaffray Companies
Notes to Non-GAAP Financial Schedules

(1)
Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.

(2)	A non-GAAP measure which excludes revenues related to noncontrolling interests (see (11) below).

(3)	A non-GAAP measure which excludes compensation expense from acquisition-related agreements.

(4)
A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (11) below), (b) non-compensation expenses from acquisition-related agreements (c) acquisition-related restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.

(5)
A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (11) below), (b) compensation and non-compensation expenses from acquisition-related agreements, (c) acquisition-related restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.

(6)	A non-GAAP measure which represents adjusted income before adjusted income tax expense as a percentage of adjusted net revenues.

(7)
A non-GAAP measure which excludes the income tax benefit from (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs and (c) amortization of intangible assets related to acquisitions. This also excludes the impact of a one-time remeasurement of deferred tax assets due to a lower federal corporate tax rate resulting from the enactment of the Tax Cuts and Jobs Act.

(8)
A non-GAAP measure which represents net income earned by the Company excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions, (d) the impact of the enactment of the Tax Cuts and Jobs Act and (e) the income tax expense allocated to the adjustments.

(9)
Effective tax rate is a non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense and the denominator of which is adjusted income before adjusted income tax expense.

(10)	The adjustment related to participating shares excludes the impact of the annual special cash dividend paid in the first quarter.

(11)	Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Jaffray Companies.